Exhibit 5.1

AUSTIN 1001Congress Avenue Suite 350 Austin, TX 78701 Tel. (512) 479-6403 Fax (512) 479-8282	SAN ANTONIO 755 East Mulberry, Suite 200 San Antonio, TX 78212 Tel. (210) 354-4300 (210) 354-4034 Fax wwwljtlaw.com	WASHINGTON, D.C. 1801 K St., NW Suite 340 Washington, D.C. 20006 Tel. (202) 775-4430 Fax (202) 775-0836

June 11, 2004 Argonaut Group, Inc.10101 Reunion Place, Suite 500San Antonio, Texas 78216

Re:	Registration Statement on Form S-8; 1,750,000 shares of Common Stock, par value $0.10 per share

Ladies and Gentlemen:

        In connection with the registration by Argonaut Group, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, on Form S-8 filed with the Securities and Exchange Commission on or about June 11, 2004 (the “Registration Statement”), of an aggregate of 1,750,000 shares of common stock, par value $0.10 per share (the “Shares”), of the Company to be issued under the Argonaut Group, Inc. Amended and Restated Stock Incentive Plan (the “Plan”), by the Company, you have requested our opinion set forth below.

        In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance, and sale of the Shares. For the purposes of this opinion, we have assumed that proceedings to be taken in the future will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

        Subject to the foregoing, it is our opinion that as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, upon the issuance and delivery of, and payment for, the Shares in the manner contemplated by the Plan and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid, and non-assessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Loeffler Jonas & Tuggey LLP